Exhibit 99.1

NEWS RELEASE for July 28, 2016 at 6:00 AM ET

GENTHERM REPORTS 2016 SECOND QUARTER AND SIX-MONTH RESULTS

New Subsidiary Cincinnati Sub Zero Delivers Strong Revenue

in First Quarter since Acquisition

NORTHVILLE, MI (July 28, 2016) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the second quarter ended June 30, 2016.

Revenues for the 2016 second quarter and first six months increased 9.0 percent and 6.7 percent, respectively, to $232.7 million and $448.4 million from $213.4 million and $420.4 million for the comparable prior year periods.

“Our overall topline growth of 9 percent included promising strength in several of our businesses and product lines, including our new Cincinnati Sub Zero (CSZ) subsidiary, our heated seats, heated and ventilated seats and heated steering wheel product lines, and our Electronics Business Unit which is part of our new Gentherm Technologies division,” said President and CEO Daniel R. Coker. “Our strategy to expand into new and high-potential vertical markets is driving our investment in additional resources and related higher operating expenses to support these new markets and products. This investment is also creating important new growth drivers and revenue streams, all of which bode well for our future. Today we are a much larger, stronger and more diversified thermal technology company than ever before.”

Coker noted that overall sales of its Climate Control Seat (CCS™), which includes both heated and cooled and heated and ventilated seat system variants, were marked by a slower growth rate than in recent quarters. He stated that the market is undergoing a shift, temporarily softening the growth rate of the higher end heated and cooled seat systems in the short term, but adding new interest in the Company’s heated and ventilated seat systems that could be a significant growth driver in the future.

“The value of our heated and ventilated seat systems is being realized by many of our customers, especially those in the mid-tier, mid-priced vehicle market,” Coker said. “We believe we are well positioned to serve this attractive market which is more sensitive to power consumption and cost. It is much larger than the luxury market where our heated and cooled seat systems have thrived, and can support significantly larger sales volumes with strong margins. It should also drive growth of Gentherm manufactured electronics products being sold with other components as a complete system.”

Coker added that the CSZ business had a strong quarter, generating $17.0 million in revenue as compared with pro-forma prior year second quarter revenue of $15.1 million. He also said that Gentherm Global Power Technologies (GPT) quarterly revenue continued to be down significantly year over year, reflecting the slowdown in oil and natural gas pipeline construction. However, Coker noted that the order activity at GPT is currently strong indicating the potential for improved revenue performance for that business in 2017.

Net income for this year’s second quarter and first six months was $18.4 million, or $0.51 per basic share and $0.50 per diluted share, and $30.3 million, or $0.83 per basic and diluted share, respectively, compared to net income for the respective prior year periods of $19.5 million, or $0.54 per basic and $0.53 per diluted share, and $39.3 million, or $1.10 per basic share and $1.08 per diluted share. Net income for the 2016 second quarter and first six months included acquisition related fees and expenses of $634,000 and $671,000, respectively, and a one-time inventory step-up adjustment of $4.0 million, associated with the acquisition of CSZ on April 1 of this year. Net income for the first six months of 2016 also included the one-time Canadian withholding tax payment of $6.3 million and other related tax adjustments of $3.3 million recorded in this year’s first quarter, which were all associated with the closing of the Windsor, Ontario Canada facility.

Without the impact of those items, net income for the 2016 second quarter would have been $21.6 million, or $0.59 per basic and diluted share and for the first six months net income would have been $43.0 million, or $1.18 per basic and diluted share.

Second Quarter of 2016 Financial Highlights

The 9.0 percent increase in product revenues during the first quarter was largely attributable to the acquisition of CSZ and continued growth in the Company’s automotive seating products, which was partially offset by lower product revenues from GPT. Revenues for CSZ during the Second Quarter were very strong, driven by sales of both its medical and industrial products. Automotive product revenues were higher during the Second Quarter 2016 including modestly higher sales for CCS, with good growth in automotive seat heaters and strong growth in steering wheel heaters. Product revenues from GPT continued to decline year over year and sequentially, reflecting continued softness in the demand for GPT’s products in North America. GPT continues to be unfavorably impacted by the market weakness in the oil and gas industry that has reduced capital investments being made by GPT’s principal customers that build and operate natural gas pipelines. During prior quarters, this weakness had been offset by higher sales of products that are sold into geographical markets outside of GPT’s home market of North America. However, these are typically larger custom products which are more impacted by the timing of shipments and fewer of these custom systems were shipped during Second Quarter 2016. Further information regarding product sales is detailed in the table accompanying this news release.

Gentherm’s product revenues were not significantly impacted by fluctuations in foreign currency exchange rates compared to the 2015 second quarter product revenues.

Operating expenses of $49.1 million increased $10.1 million or 26 percent during the second quarter of 2016 compared with 2015. More than half of this increase represents the operating expenses of CSZ, which was acquired on April 1 of this year, totaling $5.6 million. The remaining increase is due to higher costs associated with the many new product initiatives that have reached the commercialization stage such as battery thermal management and advanced electronics, the new battery management technology development and higher administrative expenses from our new production locations in Vietnam and Macedonia.

Gross margin as a percentage of revenue for the quarter was 30.7 percent compared with 30.8 percent in the second quarter of 2015. Gross margin for this year’s second quarter would have been 32.4 percent without the one-time purchase accounting impact for CSZ. This higher gross margin percentage is due to higher gross margins for CSZ and favorable foreign currency impact on production expenses in the Mexican Peso and Ukrainian Hryvnia. During the second quarter, the Peso and Hryvnia decreased in value compared to the U.S. Dollar.

Total cash as of June 30, 2016, after using approximately $73 million to acquire CSZ in the second quarter, was $132.0 million when compared with total cash of $144.5 million at December 31, 2015. This combined with borrowing availability under the Company’s credit agreements, provides available liquidity totaling $257.4 million as of June 30, 2016.

Adjusted EBITDA for the quarter was $31.5 million. This amount included the $4.0 one-time purchase accounting inventory step-up for CSZ. Adding this amount back our adjusted EBITDA would have been $35.5 million compared with Adjusted EBITDA of $33.9 million for the second quarter of 2015, an increase of $1.6 million, or 5 percent. A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income is provided in the table accompanying this news release.

Further non-cash purchase accounting impacts associated with recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying this news release.

First Six Months of 2016 Financial Highlights

Automotive revenues were higher during the first half 2016, reflecting higher sales for CCS, automotive seat heaters and significant year-over-year growth in the Company’s steering wheel heater product during the first half of 2016. Revenue for the period was favorably impacted by the acquisition of CSZ on April 1 of this year. GPT revenue declined year over year due to the unfavorable impact of market weakness in the energy markets. Further information regarding product sales is detailed in the table accompanying this news release.

Fluctuations in foreign currency exchange rates unfavorably impacted Gentherm’s product revenues by about $4.1 million, or one percent compared with 2015 product revenues.

Further non-cash purchase accounting impacts associated with the recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for the first six months of 2016 was 31.1 percent and would have been 32.0 percent without the impact of the one-time purchase accounting inventory step-up for CSZ. This amount is 0.5 percent higher than the gross margin percentage of 31.5 percent during the first six months of 2015. This higher gross margin percentage reflects higher gross margins for CSZ and favorable foreign currency impact on production expenses.

Adjusted EBITDA for the first half of 2016 was $71.9 million. This amount included the $4.0 one-time purchase accounting inventory step-up for CSZ. Adding this amount back our adjusted EBITDA would have been $75.9 million compared with Adjusted EBITDA of $69.9 million for the first half of 2015, an increase of $6.0 million, or 9 percent. A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income is provided in the table accompanying this news release.

Guidance

We continue to expect good revenue growth for the balance of 2016. Because of the slower than expected growth in the first half and continued short term softness for GPT, we now expect that our 2016 product revenue will be at the low end of our previous outlook expectations, at about 10% over the $856 million recorded in 2015.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 8:00 AM Eastern Time to review these financial results. The dial-in number for the call is 1-877-407-4018 or 201-689-8471. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Non-automotive products include remote power generation systems, heated and cooled furniture, patient temperature management systems, industrial environmental test chambers and related product testing services and other consumer and industrial temperature control applications. The Company’s advanced technology team is developing more efficient materials for thermoelectrics and new systems for waste heat recovery and electrical power generation. Gentherm has over ten thousand employees in facilities in the U.S., Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, Ukraine and Vietnam. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated’s goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this press release are made as of the date hereof or as of the date specified and are based on management’s current expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company’s actual performance to differ materially from that described in or indicated by the forward looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, additional financing requirements may not be available, new competitors may arise, currency exchange rates may change, and adverse conditions in the industry in which the Company operates may negatively affect its results. The foregoing risks should be read in conjunction with other cautionary statements included herein, as well as in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and subsequent reports filed with the Securities and Exchange Commission. Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:	DresnerAllenCaron Mike Mason (investors), mmason@dresnerallencaron.com (212) 691-8087 Rene Caron (investors), rcaron@dresnerallencaron.com Len Hall (media), lhall@dresnerallencaron.com (949) 474-4300

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Product revenues	$232,720	$213,441	$448,434	$420,350
Cost of sales	161,225	147,736	308,697	288,075

Gross margin	71,495	65,705	139,737	132,275
Operating expenses:
Net research and development expenses	19,111	14,977	34,807	29,525
Acquisition transaction expenses	634	—	671	—
Selling, general and administrative expenses	29,397	24,058	52,021	49,003

Total operating expenses	49,142	39,035	87,499	78,528

Operating income	22,353	26,670	52,238	53,747
Interest expense	(950)	(544)	(1,627)	(1,108)
Revaluation of derivatives	—	(53)	—	(1,017)
Foreign currency gain (loss)	2,796	(107)	961	328
Other income	30	262	395	457

Earnings before income tax	24,229	26,228	51,967	52,407
Income tax expense	5,783	6,734	21,628	13,093

Net income	$18,446	$19,494	$30,339	$39,314

Basic earnings per share	$0.51	$0.54	$0.83	$1.10

Diluted earnings per share	$0.50	$0.53	$0.83	$1.08

Weighted average number of shares – basic	36,442	35,971	36,400	35,871

Weighted average number of shares – diluted	36,637	36,585	36,572	36,429

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GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Climate Controlled Seat (CCS)	$103,075	$101,590	$206,959	$201,477
Seat Heaters	72,782	68,472	145,080	136,740
Steering Wheel Heater	12,630	10,256	24,189	20,029
Automotive Cables	21,604	19,979	43,446	40,089
Remote Power Generation (GPT)	4,201	12,591	9,573	20,159
Cincinnati Sub-Zero Products (CSZ)	16,978	—	16,978	—
Other product revenues and adjustments	1,450	553	2,209	1,856

	$232,720	$213,441	$448,434	$420,350

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$18,446	$19,494	$30,339	$39,314
Add Back:
Income tax expense	5,783	6,734	21,628	13,093
Interest expense	950	544	1,627	1,108
Depreciation and amortization	9,336	7,841	17,470	15,277
Adjustments:
Acquisition transaction expense	634	—	671	—
Unrealized currency (gain) loss	(3,602)	(773)	165	100
Unrealized revaluation of derivatives	—	53	—	1,017

Adjusted EBITDA	$31,547	$33,893	$71,900	$69,909

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP. Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,		Future Full Year Periods (estimated)
	2016	2015	2016	2015	2016	2017	2018	Thereafter
Transaction related current expenses
Acquisition transaction expenses	$634	$—	$671	$—	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	$1,986	$1,762	$3,731	$3,556	$7,643	$7,836	$7,836	$26,707
Technology amortization	900	758	1,650	1,531	3,426	2,695	1,292	3,024
Product development costs amortization	43	260	42	1,051	42	—	—	—
Trade name amortization	44	46	86	93	176	132	—	—
Inventory fair value adjustment	3,973	—	3,973	—	3,973	—	—	—

	$6,946	$2,826	$9,482	$6,231	$15,260	$10,663	$9,128	$29,731
Tax effect	(2,437)	(658)	(3,042)	(1,451)	(4,229)	(2,661)	(2,304)	(12,716)

Net income effect	$5,143	$2,168	$7,111	$4,780	$11,031	$8,002	$6,824	$21,223

Earnings per share – difference
Basic	$0.14	$0.06	$0.20	$0.13
Diluted	$0.14	$0.06	$0.19	$0.13

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$132,007	$144,479
Accounts receivable, less allowance of $1,582 and $955, respectively	168,304	142,610
Inventory:
Raw materials	58,391	50,371
Work in process	10,068	4,150
Finished goods	26,104	29,662

Inventory, net	94,563	84,183
Derivative financial instruments	242	—
Deferred income tax assets	7,271	6,716
Prepaid expenses and other assets	47,463	42,620

Total current assets	449,850	420,608
Property and equipment, net	158,019	119,157
Goodwill	51,009	27,765
Other intangible assets	65,814	48,461
Deferred financing costs	896	310
Deferred income tax assets	23,427	22,094
Other non-current assets	38,561	8,403

Total assets	$787,576	$646,798

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$83,949	$77,115
Accrued liabilities	117,941	60,823
Current maturities of long-term debt	889	4,909
Deferred tax liabilities	223	211
Derivative financial instruments	320	725

Total current liabilities	203,322	143,783
Pension benefit obligation	6,805	6,545
Other liabilities	3,420	5,026
Long-term debt, less current maturities	141,098	92,832
Deferred income tax liabilities	12,238	14,321

Total liabilities	366,883	262,507
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,469,431 and 36,321,775 issued and outstanding at June 30, 2016 and December 31, 2015, respectively	259,309	256,919
Paid-in capital	221	(1,282)
Accumulated other comprehensive loss	(49,500)	(51,670)
Accumulated earnings	210,663	180,324

Total shareholders’ equity	420,693	384,291

Total liabilities and shareholders’ equity	$787,576	$646,798

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GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating Activities:
Net income	$30,339	$39,314
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	17,547	15,323
Deferred income tax benefit	(12,767)	(4,765)
Stock compensation	4,505	2,983
Defined benefit plan expense	117	105
Provision of doubtful accounts	274	252
Gain on revaluation of financial derivatives	—	(150)
Loss (gain) on sale of property and equipment	254	(41)
Changes in operating assets and liabilities:
Accounts receivable	(12,668)	(16,711)
Inventory	6,624	(4,433)
Prepaid expenses and other assets	(6,890)	(6,674)
Accounts payable	1,749	13,148
Accrued liabilities	22,089	1,421

Net cash provided by operating activities	51,173	39,772
Investing Activities:
Proceeds from the sale of property and equipment	27	225
Acquisition and investment in subsidiary, net of cash acquired	(73,666)	(47)
Purchases of property and equipment	(30,828)	(23,029)

Net cash used in investing activities	(104,467)	(22,851)
Financing Activities:
Borrowing of debt	75,000	—
Repayments of debt	(31,918)	(2,801)
Excess tax (expense) benefit from equity awards	(385)	1,462
Cash paid for financing costs	(650)	—
Cash paid for the cancellation of restricted stock	(793)	(467)
Proceeds from the exercise of Common Stock options	566	4,122

Net cash provided by financing activities	41,820	2,316

Foreign currency effect	(998)	(3,294)

Net increase (decrease) in cash and cash equivalents	(12,472)	15,943
Cash and cash equivalents at beginning of period	144,479	85,700

Cash and cash equivalents at end of period	$132,007	$101,643

Supplemental disclosure of cash flow information:
Cash paid for taxes	$13,400	$19,384

Cash paid for interest	$1,526	$890

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